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                                  LODGIAN, INC.
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


FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 19, 2000

            LODGIAN RESPONDS TO EDGECLIFF'S MOST RECENT ANNOUNCEMENT

ATLANTA--OCTOBER 19, 2000--LODGIAN, INC. (NYSE: LOD) announced today that Edgecliff Holdings' most recent press release contains a number of misstatements regarding Lodgian's agreement with Whitehall Street Real Estate Partnership, which Lodgian desires to clarify.

     -- Contrary to the Yung group's statements, Lodgian is able to consider the Yung group's offer and provide due diligence information to the Yung group simultaneously with its consideration of the Whitehall proposal as long as the Yung group executes a confidentiality agreement containing a reasonable standstill period equal to 90 days. Furthermore, both parties can pursue their due diligence of the Company simultaneously and before Lodgian enters into a definitive agreement with either party. "This is what is in our shareholders' best interest," said Robert Cole, chief executive officer of Lodgian. "We desire a competitive as well as simultaneous sale process, which is exactly what we believe Mr. Yung would like to avoid."

     -- Contrary to the Yung group's suggestion that Lodgian commence negotiating a definitive agreement immediately with the Yung group, Lodgian does not believe it is in the best interests of its shareholders, who desire to obtain the highest possible price for their investment, to attempt to negotiate a definitive agreement with any party prior to completion of diligence by both parties.

     -- Lodgian is committed to a full and fair process for the sale of the Company.


In response to Mr. Yung's statement that the Whitehall agreement is "null and void," Cole said, "Shareholders should be concerned that Mr. Yung wishes to terminate the Whitehall agreement and remove Whitehall as a bidder for the Company. Mr. Young apparently seeks to ensure that he is the only possible bidder for Lodgian, and if this were to be the case, we believe that shareholders' interest would be harmed."


ABOUT LODGIAN

Lodgian, Inc. owns or manages a portfolio of 117 hotels with approximately 21,700 rooms in 32 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton, Doubletree and Westin.

Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

FORWARD-LOOKING STATEMENTS

Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among others, the termination of the letter of intent, competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms; the effects of economic conditions; issues associated with the ongoing integration of the former Servico, Inc. and Impac Hotel Group, LLC; the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the cyclical nature of the lodging industry; risks associated with the dependence on franchisers of the Company's lodging properties; and the availability of capital to finance planned growth, as described in the Company's filings with the Securities and Exchange Commission.

    FOR MORE INFORMATION ON LODGIAN TOLL-FREE VIA FAX, DIAL 1-800-PRO-INFO
                              (1-800-776-4636),
   FOLLOW THE VOICE MENU PROMPTS AND ENTER THE COMPANY TICKER LOD (OR 563) OR
       VISIT THE LODGIAN PAGE ON THE FRB WEB SITE AT WWW.FRBINC.COM

                        VISIT LODGIAN AT WWW.LODGIAN.COM

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